UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 21, 2022

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36583	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road Suite B	Solon	OH	44139
(Address of principal executive offices)			(Zip Code)

(440) 715-1300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EFOI	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 21, 2022, Energy Focus, Inc. (the “Company”) entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with Streeterville Capital, LLC (the “Lender”) pursuant to which the Company sold and issued to the Lender an unsecured Promissory Note in the original principal amount of $2,000,000 (the “Note”). The Note was issued with an original issue discount of $215,000 and the Purchaser paid a purchase price of $1,785,000 for the issuance of the Note, from which the Company will pay $15,000 to Lender for the Lender’s transaction expenses. The Note was sold to the Purchaser in a private placement transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

The following is a summary of certain terms of the Note Purchase Agreement and Note and is subject to, and qualified in its entirety by, the Note Purchase Agreement and the Note in Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

The Note has a maturity date of twenty-four months from the date of purchase and bears interest at an annual rate of eight percent, compounded daily. The Company may prepay the amounts outstanding under the Note at a premium, which is five percent during the first six months and seven and one-half percent thereafter. Prepayments at the reduced rate in the first six months are limited to 50% of the outstanding balance.

Beginning on the first day of the calendar month following the date that is seven months after the date of purchase, the Lender may require the Company to redeem up to $225,000 of the Note in any calendar month. The Company has the right on five occasions, but not during more than three consecutive months, to defer all redemptions that the Lender could otherwise require the Company to make during any calendar month. Each exercise of this deferral right by the Company will increase the amount outstanding under the Note by one and one-half percent.

In the event the Company’s common stock is delisted from Nasdaq, the amount outstanding under the Note will automatically increase by fifteen percent as of the date of such delisting

Upon the occurrence of an event of default under the Note, the Lender may accelerate the date for the repayment of the amount outstanding under the Note and increase the amount outstanding by an amount ranging from five percent to fifteen percent, depending on the nature of the default. Certain insolvency and bankruptcy related events of default will result in the automatic acceleration of the amount outstanding under the Note and the outstanding amount due will be automatically increased by five percent. After the occurrence of an event of default, the Lender may elect to have interest accrue on the Note at a rate per annum of twenty two percent, or such lesser rate as permitted under applicable law.

The representations, warranties and covenants contained in the Note Purchase Agreement and the Note (the “Note Documents”) were made solely for the benefit of the parties to the Note Documents. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Note Documents and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.
Accordingly, the Note Documents are filed with this report only to provide investors with information regarding the terms of transactions, and not to provide investors with any other factual information regarding the Company. Shareholders should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Note Documents, which subsequent information may or may not be fully reflected in public disclosures.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the disclosures in Item 1.01 of this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit
Number	Description

10.1	Note Purchase Agreement dated April 21, 2022
10.2	Promissory Note dated April 21, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2022

ENERGY FOCUS, INC.

	By:	/s/ Tod A. Nestor
	Name:	Tod A. Nestor
	Title:	Chief Operating Officer and Chief Financial Officer